News Release
Contact: Paul Goodson, Associate Vice President, Investor Relations
(866) 475-0317 x2271
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Full Year 2012 Results
SAN DIEGO (March 12, 2013) - Bridgepoint Education, Inc. (NYSE:BPI), a provider of postsecondary education services, announced the results for its fourth quarter and full year ended December 31, 2012.
Highlights for the fourth quarter ended December 31, 2012:

•	Revenue decreased to $209.4 million from $221.3 million for the same period in 2011.

•	Operating income decreased to $25.1 million from $35.3 million for the same period in 2011.

•	Net income decreased to $16.0 million from $22.9 million for the same period in 2011.

•	Fully diluted earnings per common share decreased to $0.29 from $0.41 for the same period in 2011.

Highlights for the full year ended December 31, 2012:

•	Total student enrollment decreased to 81,810 from 86,642 at December 31, 2011.

•	Revenue increased to $968.2 million from $933.3 million for 2011.

•	Operating income decreased to $202.7 million from $273.7 million for 2011.

•	Net income was $128.0 million compared with net income of $172.8 million for 2011.

•	Fully diluted earnings per common share was $2.29 compared with $3.02 for 2011.

Student Enrollment
Total student enrollment at the Company's academic institutions, Ashford University and University of the Rockies, was 81,810 at December 31, 2012, compared with 86,642 students at the end of the fourth quarter of 2011. Combined new student enrollments for the fourth quarter of 2012 at both of the Company's academic institutions were approximately 9,260, compared with combined new student enrollments of approximately 13,500 for the fourth quarter of 2011.
Financial Results
Effective in the fourth quarter of 2012, the Company made changes in the presentation of its operating expenses. The Company determined that these changes would better reflect industry practice and would provide more meaningful information as well as increased transparency to its operations. The Company also believes that the reclassification better represents the operational changes and the business initiatives that have been implemented. The Company has reclassified prior periods to conform to the new presentation.
Revenue for the fourth quarter of 2012 was $209.4 million, compared with revenue of $221.3 million for the fourth quarter of 2011. Revenue for the year ended December 31, 2012, was $968.2 million, compared with revenue of $933.3 million for the year ended December 31, 2011.
Operating income for the fourth quarter of 2012, was $25.1 million, compared with $35.3 million for the same period in 2011. Operating income for the year ended December 31, 2012, was $202.7 million, compared with $273.7 million for the year ended December 31, 2011.
Net income for the fourth quarter of 2012 was $16.0 million, compared with net income of $22.9 million for the fourth quarter of 2011. Net income for the year ended December 31, 2012, was $128.0 million, compared with net income of $172.8 million for the year ended December 31, 2011.

Fully diluted earnings per common share for the fourth quarter of 2012 was $0.29 compared with fully diluted earnings per common share of $0.41 for the fourth quarter of 2011. Fully diluted earnings per common share for the year ended December 31, 2012, was $2.29, compared with fully diluted earnings per common share of $3.02 for the year ended December 31, 2011.
The Company's effective tax rate for the year ended December 31, 2012, was 37.9%.
The Company anticipates a 2.75% tuition increase for online students at Ashford University for courses beginning on or after April 1, 2013.
Balance Sheet and Cash Flow
As of December 31, 2012, the Company had cash, cash equivalents and investments of $514.7 million, compared with $407.2 million as of December 31, 2011. The Company generated $143.2 million of cash from operating activities for the year ended December 31, 2012, compared with $220.8 million for the year ended December 31, 2011.
Earnings Conference Call and Webcast
The Company will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent developments. The dial-in number for callers in the United States and Canada is (800) 347-6311 and for international callers is (719) 457-2086. The access code for all callers is 7577415. A live webcast will also be available on the Company's website at http://bridgepointeducation.com/investor_relations.htm.
A replay of the call will be available via telephone through March 19, 2013. To access the replay, dial (888) 203-1112 in the United States or Canada and (719) 457-0820 for international callers; then enter the access code 7577415.
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies).
For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271.
Forward-Looking Statements
This news release may contain forward-looking statements including, without limitation, statements regarding the Company's 2013 outlook and related commentary. These statements involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements. Risks and uncertainties include, without limitation:

•
failure to comply with the extensive regulatory framework applicable to the Company and its institutions, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements;

•	adverse administrative, regulatory or legislative changes affecting the Company's institutions;

•	the imposition of fines or other corrective measures against the Company's institutions;

•	competition in the postsecondary education market and its potential impact on the Company's market share and recruiting costs; and

•	reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions.

More information on potential factors that could affect the Company's performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, to be filed with the SEC. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011
Revenue	$968,171	$933,349
Costs and expenses:
Instructional costs and services	355,273	303,860
Admissions advisory and marketing	339,209	297,619
General and administrative	70,975	58,123
Total costs and expenses	765,457	659,602
Operating income	202,714	273,747
Other income, net	3,370	2,768
Income before income taxes	206,084	276,515
Income tax expense	78,121	103,751
Net income	$127,963	$172,764
Earnings per common share:
Basic	$2.42	$3.30
Diluted	2.29	3.02
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	52,947	52,291
Diluted	55,946	57,133

BRIDGEPOINT EDUCATION, INC.
Consolidated Balance Sheets
(In thousands, except par value)

	As of December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$255,965	$133,921
Restricted cash	—	25
Investments	136,967	153,779
Accounts receivable, net	75,177	62,156
Deferred income taxes	8,228	5,429
Prepaid expenses and other current assets	19,810	17,199
Total current assets	496,147	372,509
Property and equipment, net	95,966	89,667
Investments	121,738	119,507
Student loans receivable, net	15,143	9,255
Goodwill and intangibles, net	10,739	7,037
Deferred income taxes	13,266	11,200
Other long-term assets	2,330	4,461
Total assets	$755,329	$613,636
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,588	$8,961
Accrued liabilities	44,640	40,205
Deferred revenue and student deposits	175,057	185,446
Total current liabilities	224,285	234,612
Rent liability	25,173	16,595
Other long-term liabilities	9,759	8,781
Total liabilities	259,217	259,988
Total stockholders' equity	496,112	353,648
Total liabilities and stockholders' equity	$755,329	$613,636

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$127,963	$172,764
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	66,446	58,511
Depreciation and amortization	17,424	12,743
Amortization of premium/discount	6,805	3,969
Deferred income taxes	(7,264)	6,606
Stock-based compensation	13,729	10,595
Excess tax benefit of option exercises	(10,058)	(19,096)
Loss on disposal of fixed assets	1,153	13
Changes in operating assets and liabilities:
Accounts receivable	(81,577)	(60,817)
Prepaid expenses and other current assets	(1,056)	(2,104)
Student loans receivable	(3,778)	(7,947)
Other long-term assets	2,131	253
Accounts payable and accrued liabilities	12,100	27,509
Deferred revenue and student deposits	(10,389)	11,870
Other liabilities	8,772	5,882
Uncertain tax position	784	57
Net cash provided by operating activities	143,185	220,808
Cash flows from investing activities
Capital expenditures	(25,296)	(34,492)
Purchases of investments	(179,387)	(337,084)
Restricted cash	25	—
Capitalized curriculum development costs	(5,262)	(3,521)
Sales and maturities of investments	186,911	167,049
Net cash used in investing activities	(23,009)	(208,048)
Cash flows from financing activities
Proceeds from exercise of stock options	2,257	4,889
Tax withholdings related to net issuance of stock options	(10,418)	—
Excess tax benefit of option exercises	10,058	19,096
Proceeds from the issuance of stock under employee stock purchase plan	1,340	1,330
Proceeds from the exercise of warrants	490	106
Tax withholdings related to net issuance of warrants	(944)	—
Issuance of restricted stock	(313)	—
Repurchase of common stock	(602)	(92,778)
Net cash provided by (used in) financing activities	1,868	(67,357)
Net increase (decrease) in cash and cash equivalents	122,044	(54,597)
Cash and cash equivalents at beginning of period	133,921	188,518
Cash and cash equivalents at end of period	$255,965	$133,921